UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 13, 2008

NorthWestern Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-10499 (Commission File Number)	46-0172280 (IRS Employer Identification No.)
3010 W. 69th Street Sioux Falls, South Dakota (Address of principal executive offices)		57108 (Zip Code)
(605) 978-2900 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of

Certain Officers.

Resignation of Michael J. Hanson as President and Chief Executive Officer and Director

On August 13, 2008, Michael J. Hanson resigned as President, Chief Executive Officer and as a member of the Board of Directors of NorthWestern Corporation d/b/a NorthWestern Energy (the “Company”). His resignation did not result from any disagreement with the Company concerning any matter relating to the Company’s operations, policies or practices.

The Board of Directors deemed Mr. Hanson’s resignation as a termination without cause. Upon the execution of a Waiver and Release Agreement, Mr. Hanson will be entitled to receive certain benefits which include the following. Under the NorthWestern Corporation 2006 Officer Severance Plan (the “Officer Severance Plan”), Mr. Hanson will be entitled to receive (i) a lump-sum payment of $536,900, which equals Mr. Hanson’s current base salary, (ii) a pro-rata annual short-term incentive bonus, calculated at the end of the 2008 fiscal year and payable on or before March 15, 2009, (iii) reimbursement of any COBRA premiums paid by Mr. Hanson during the 12-month period following his separation from the Company, and (iv) outplacement services provided by a Company selected provider up to a maximum of $12,000 over the 12-month period following Mr. Hanson’s separation from the Company. In accordance with the requirements of the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, Mr. Hanson may revoke the Waiver and Release Agreement at any time prior to seven days following executing the Agreement. Upon expiration of the revocation period, Mr. Hanson’s separation from the Company will be complete. The foregoing description of the Officer Severance Plan as qualified in its entirety by reference thereto, a copy of which is attached to the Company’s Current Report on Form 8-K dated March 31, 2006, and incorporated herein by reference. In addition, Mr. Hanson will have access to office space for a six-month period at a cost to the Company of approximately $5,000. Finally, upon completion of Mr. Hanson’s separation from the Company, the Board of Directors has agreed to accelerate the vesting of 6,414 restricted shares, which were granted to Mr. Hanson on November 6, 2006 and scheduled to vest on November 1, 2008. The financial accounting effect of the unvested restricted shares forfeited by Mr. Hanson together with the accelerated vesting of the 6,414 restricted shares results in a net gain to the Company’s net earnings of approximately $300,000.

Mr. Hanson has agreed to provide consulting services to the Company through February, 2009. Mr. Hanson will receive $22,371 for August, 2008 and a monthly fee of $44,742 thereafter.

The press release announcing Mr. Hanson’s resignation is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

Appointment of Robert C. Rowe as President and Chief Executive Officer and Director

Effective August 14, 2008, Robert C. Rowe, age 53, was appointed as President and Chief Executive Officer and as a member of the Board of Directors of the Company. The Company’s current Board Committees are composed solely of independent directors. As an employee of the Company, Mr. Rowe will not qualify for membership in these Board Committees.

Immediately prior to his appointment as President and CEO, Rowe was a co-founder and senior partner at Balhoff, Rowe & Williams, LLC (“BR&W”), a specialized national professional services firm providing financial and regulatory advice to clients in the telecommunications and energy industries (January, 2005-August 10, 2008). Rowe served as Chairman and Commissioner of the Montana Public Service Commission between 1993–2004.

The terms of Mr. Rowe’s employment are provided for in a letter dated August 11, 2008, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference. The following description is qualified in its entirety by reference to the letter.

Mr. Rowe is entitled to receive a base salary of $500,000 per annum and is eligible to participate in any and all of the Company’s executive compensation plans existing now and those established in the future. In addition, the Company agreed to reimburse Mr. Rowe for up to $25,000 for expenses he incurred in connection with his appointment as President and Chief Executive Officer. The actual amount of Mr. Rowe’s expenses, related primarily to legal and accounting matters, is expected to be approximately $15,500. Mr. Rowe is also eligible to participate in the benefit plans made available to all employees. The term of Mr. Rowe’s employment is two (2) years. In the event Mr. Rowe’s employment is terminated for any reason other than resignation or for cause, as defined by the Company’s severance plan for officers and executives, before August 13, 2010, upon delivery of a waiver and release in favor of the Company he will be entitled to an amount equal to the salary he would have been paid had the term of the agreement been completed payable in the same manner as any payments that are made under the severance plan for officers and directors. This payment is in addition to any payments made under the severance plan for officers and executives in effect at the time of termination of employment, which is currently contemplated to be equal to one (1) year’s base salary.

Immediately prior to his appointment as an executive officer of the Company, Mr. Rowe withdrew from BR&W. The Company has retained BR&W in the past for services. For the year ended December 31, 2007 and for the six month period ended June 30, 2008, the Company paid BR&W fees in the amount of $281,428 and $252,342, respectively, for services provided to the Company. Mr. Rowe was a member of BR&W during these periods. Effective April 1, 2008, the Company entered into a professional services contract with BR&W through June 2009 (“Services Contract”) specifying minimum fees against a baseline of hours worked of $100,000 for April, $75,000 for each of May and June, and $35,000 per month for July through June 2009 (“Base Fees”). Under the Services Contract, either party may terminate the Services Contract, and the Base Fees at its option upon 60 days notice.

To enable the Company to hire Mr. Rowe as an executive officer, the Company agreed to pay Balhoff & Williams (formerly BR&W) (the “Firm”) $250,000 less applicable withholding taxes (the “Buyout Payment”), payable in three installments ending December 31, 2009, in consideration for the Firm’s release of Mr. Rowe from his obligations to BR&W. Mr. Rowe has agreed to pay the Firm an amount equal to the amount of taxes withheld by the Company from the Buyout Payment. Assuming the full Buyout Payment is made and a 38.65% standard supplemental federal and state tax withholding rate applicable to Montana residents, the total amount to be withheld would be approximately $96,600. In addition, a total of $250,000 will be reported as imputed income to Mr. Rowe, including a credit equal to the amount of taxes withheld by the Company from the Buyout Payment. Mr. Rowe will be responsible for paying all applicable taxes. In the event Mr. Rowe is terminated for cause or he resigns, or his employment is terminated by the Company without cause and he rejoins the Firm prior to August 31, 2009, the Company’s obligation to pay any unpaid installment of the Buyout Payment shall cease.

In addition to the Buyout Payment, the Company agreed to extend the Services Contract for twenty four (24) months, beginning on September 1, 2008, and to pay the Firm $500,000 (the “Retainer”) payable in monthly amounts of $20,833.33 in addition to the Base Fees. The Company’s obligation to pay the Retainer may be terminated only for the gross negligence or willful misconduct of the Firm, or in the event Mr. Rowe’s employment with the Company ceases for any reason and he rejoins or affiliates with the Firm in any capacity.

Mr. Rowe did not participate in the discussions or negotiations related to the Retainer, the Buyout Payment or the extension of the Services Contract. Mr. Rowe will not receive, share in, or otherwise participate in any of the Buyout Payment, Retainer or any other payments made by the Company to the Firm after August 13, 2008.

The press release announcing Mr. Rowe’s appointment is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

Appointment of Brian B. Bird as Director

The Board of Directors appointed Brian B. Bird, the Company’s Vice President and Chief Financial Officer, to a newly created position on the Board of Directors, effective August 13, 2008. The Company’s current Board Committees are composed solely of independent directors. As an employee of the Company, Mr. Bird will not qualify for membership in these Board Committees.

Mr. Bird has served in his current position with the Company since December 2003. Prior to joining NorthWestern, Mr. Bird was Chief Financial Officer and Principal of Insight Energy, Inc., a Chicago-based independent power generation development company (2002-December 2003). Previously, he was Vice president and Treasurer of NRG Energy, Inc., in Minneapolis, MN (1997-2002).

As an executive officer of the Company, Mr. Bird participates in the Company’s plans for officers and employees. Information concerning Mr. Bird’s compensation and benefits was provided in the Company’s Definitive Proxy Statement on Schedule 14A filed on April 15, 2008.

The press release announcing Mr. Bird’s appointment to the Board of Directors is furnished as Exhibit 99.2 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

EXHIBIT NO.	DESCRIPTION OF DOCUMENT
10.1*	Employment Agreement with Robert C. Rowe
99.1*	Press Release dated August 13, 2008
99.2*	Press Release dated August 15, 2008

* filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHWESTERN CORPORATION

By:	/s/ Miggie E. Cramblit
Miggie E. Cramblit
Vice President, General Counsel and Corporate Secretary

Date: August 19, 2008

Index to Exhibits

EXHIBIT NO.	DESCRIPTION OF DOCUMENT
10.1*	Employment Agreement with Robert C. Rowe
99.1*	Press Release dated August 13, 2008
99.2*	Press Release dated August 15, 2008

* filed herewith